                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-33152

                  SUBJECT TO COMPLETION, DATED MARCH 31, 2000.

                               SIPEX CORPORATION

                                3,599,999 Shares

                                  Common Stock

      This prospectus is part of a registration statement that covers 3,599,999 shares of our common stock. The shares may be offered and sold from time to time by some of our stockholders. We will not receive any of the proceeds from the resale of the shares.

      Our common stock is quoted on the Nasdaq National Market under the symbol "SIPX". On March 30, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $29.625 per share.

           -----------------------------------------------------------


 INVESTING IN OUR COMMON STOCK IS RISKY. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
           -----------------------------------------------------------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is March 31, 2000.

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. This prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


                                   THE COMPANY

      We design, manufacture and market innovative, high performance, high value-added analog integrated circuits. We sell our products across the analog semiconductor market and have targeted high-growth sectors that we believe are especially compatible with our design and process capabilities. Applications for our products include: telecommunications, cellular telephones, networking products, computers, computer peripherals, notebook and desktop computers, industrial instrumentation, aerospace and military. Our products have been incorporated into a broad range of electronic systems and products by more than 4,500 customers worldwide.


                               CONTACT INFORMATION

      We incorporated in Massachusetts in May 1965 under the name Hybrid Systems Inc. In 1987, we changed our name to SIPEX Corporation. Our executive offices are located at 22 Linnell Circle, Billerica, Massachusetts 01821, and our telephone number is (978) 667-8700.


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
                                  RISK FACTORS

      You should carefully consider the following risks before making an investment decision. Our business, results of operations and financial condition could be adversely affected by any of the following risks. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

        The semiconductor industry has been highly cyclical and is subject to significant economic downturns. We may experience substantial period-to-period fluctuation in future operating results due to general semiconductor industry conditions and overall economic conditions. Our quarterly and annual operating results have varied significantly in the past and we expect that they will continue to fluctuate in the future. You should not rely on period to period comparisons of our results of operations as indications of our future performance. In some future periods, our results of operations are likely to be below the expectation of public market analysts and investors. In this case, the price of our common stock would likely decline. Our revenues and results of operations are difficult to forecast and depend on a variety of factors. These factors include the following:

      -     availability of foundry capacity and raw materials;

      -     competitive pressures on selling prices;

      -     the timing and cancellation of customer orders;

      -     changes in product mix;

      - our ability to introduce new products and technologies on a timely basis;

      -     introduction of products and technologies by our competitors;

      -     market acceptance of our and our customers' products; and

      - the timing of investments in research and development, including tooling expenses associated with product development, process improvements and production.


As a result of the foregoing or other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis which could substantially harm our business, financial condition and operating results.

IT WOULD BE DIFFICULT FOR US TO ADJUST OUR SPENDING IF WE EXPERIENCE ANY REVENUE SHORTFALLS

      Our future revenues will be difficult to predict and at times in the past we have failed to achieve our revenue expectations. Our expense levels are based, in part, on our expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations


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for any reason, our operating results are likely to be harmed. Due to the absence of substantial noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Because we are continuing to increase our operating expenses for personnel and new product development and for inventory in anticipation of increasing sales levels, our operating results would be harmed if increased sales are not achieved. In addition, we are limited in our ability to reduce costs quickly in response to any revenue shortfalls.

WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING AND INTRODUCING NEW OR ENHANCED PRODUCTS NECESSITATED BY TECHNOLOGICAL CHANGES

      Our future success will depend, in part, upon our ability to anticipate changes, to enhance our current products and to develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. Our products may be rendered obsolete if we fail to anticipate or react to change, and, as a result, our revenues and cash flow may be negatively impacted. Our success depends on our ability to develop new semiconductor devices for existing and new markets, to introduce these products in a timely manner and to have these products selected for design into new products of our customers. The development of these new devices is highly complex and from time to time we have experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including:

      -     accurate new product definition;

      -     timely completion and introduction of new product designs;

      -     availability of foundry capacity;

      -     achievement of manufacturing yields; and

      -     market acceptance of our and our customer's products.

Our success also depends upon our ability to accurately specify and certify the conformance of our products to applicable standards and to develop our products in accordance with customer requirements. We cannot assure you that we will be able to adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully. Furthermore, we cannot assure you that we will be able to introduce new products in a timely and cost-effective manner or in sufficient quantities to meet customer demand or that these products will achieve market acceptance.

OUR MANUFACTURING PROCEDURES ARE VERY COMPLEX WHICH MAY RESULT IN MANUFACTURING DIFFICULTIES

      Our manufacturing processes are highly complex and are continuously being modified in an effort to improve yields and product performance. Process changes can result in interruptions in production or significantly reduced yields that could result in product introduction or delivery delays. In addition, yields can be adversely affected by minute impurities in the environment or other problems that occur in the complex manufacturing process. Many of these problems are difficult to diagnose and time-consuming or expensive to remedy. From time to time, we have experienced yield variances. In particular, new process technologies or new products can be subject to especially wide variations in manufacturing yields and efficiency. We cannot assure you that our foundry or those of our suppliers will not experience yield variances or other manufacturing problems that result in product introduction or delivery delays.


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
BRINGING OUR NEW WAFER FABRICATION FACILITY TO FULL OPERATING CAPACITY COULD TAKE LONGER AND COST MORE THAN WE ANTICIPATED

      Our new wafer fabrication facility in Milpitas, California began production in the second half of 1999. The facility is a sophisticated, highly complex, state-of-the-art factory. Actual production rates depend upon the reliable operation and effective integration of a variety of hardware and software components. We cannot assure you that all of these components will be fully functional or successfully integrated within the currently projected schedule or that the facility will achieve the forecasted yield targets. Our inability to achieve and maintain acceptable production capacity and yield levels could adversely impact our gross margins, profitability and financial condition. In addition, the amount of capital expenditures required to bring the facility to full operating capacity could be greater than we currently anticipate. Higher costs to bring the facility to full operating capacity will reduce our margins and could harm our business.

WE RELY ON OUTSIDE FOUNDRIES TO SUPPLY WAFERS AND THOSE FOUNDRIES MAY NOT PRODUCE AT ACCEPTABLE LEVELS

      We currently rely on outside foundries to supply fully processed semiconductor wafers. This reliance on outside foundries presents the following potential risks:

      -     lack of adequate wafer supply;

      -     limited control over delivery schedules;

      - unavailability of or delays in obtaining access to key process technologies; and

      - limited control over quality assurance, manufacturing yields and production costs.

Additionally, the manufacture of integrated circuits is a highly complex and technologically demanding process. Our third-party foundries have, from time to time, experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. We cannot assure you that our outside foundries will not experience lower than expected manufacturing yields in the future.

      Additionally, we purchase fully processed semiconductor wafers from outside foundries and we do not have a guaranteed level of production capacity at any of our foundries. The ability of each foundry to provide wafers to us is limited by the foundry's available capacity. We cannot assure you that our third-party foundries will allocate sufficient capacity to satisfy our requirements. We experienced decreased allocations of wafer supplies from our Taiwanese supplier during the second half of 1999 which reduced our capacity to ship products, and, thus, recognize revenue. Additionally, any sudden reduction or elimination of any primary source or sources of fully processed wafers could result in a material delay in the shipment of our products. If any other delays or shortages occur in the future our revenues and business will be harmed.

THE EXPECTED BENEFITS FROM OUR ACQUISITION OF CALOGIC MAY NOT OCCUR

      We acquired Calogic with the expectation that the acquisition would provide the following benefits:

      -     cost savings related to the elimination of redundant activities;

      - the opportunity to generate revenue from new customers and new products;


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      -     operating efficiencies such as combined managerial, sales, marketing and technological expertise and personnel; and

      - other synergies due to strategic fit and compatibility, including common equipment platforms and information systems.

We may not realize any of the anticipated benefits of the acquisition. Integrating Calogic's operations and personnel with our business has been, and continues to be, a complex and difficult process. Achieving the benefits of the acquisition will depend upon the successful integration of Calogic's business in an efficient and timely manner. The integration of Calogic with our operations could require additional costs and expenses as well as demands on management personnel. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could cause the disruption of, or a loss of momentum in our activities. Further, we may experience customer, supplier or employee attrition as a result of the acquisition. We cannot assure you that the acquisition will have a favorable impact on our business in the future.

WE HAVE SIGNIFICANT CAPITAL REQUIREMENTS TO MAINTAIN AND GROW OUR BUSINESS

      In order to remain competitive, we must continue to make significant investments in our facilities and capital equipment. We may seek additional equity or debt financing from time to time and cannot be certain that additional financing will be available on favorable terms, if at all. Moreover, any future equity or convertible debt financing will decrease the percentage of equity ownership of existing stockholders and may result in dilution, depending on the price at which the equity is sold or the debt is converted.

WE MUST COMPLY WITH SIGNIFICANT ENVIRONMENTAL REGULATIONS WHICH IS DIFFICULT AND EXPENSIVE

      We are subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Although we believe that our activities conform to presently applicable environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. Any failure by us to control the use of, or adequately restrict the discharge of, hazardous substances, or otherwise comply with environmental regulations, could subject us to significant future liabilities. In addition, we cannot assure you that we have not in the past violated laws or regulations, which violations could result in remediation or other liabilities, or that past use or disposal of environmentally sensitive materials in conformity with then existing environmental laws and regulations will not result in remediation or other liabilities under current or future environmental laws or regulations.

WE MAY NOT SUCCESSFULLY EXPAND OUR SALES AND DISTRIBUTION CHANNELS

      An integral part of our strategy is to expand our sales and distribution channels. We are increasing resources dedicated to developing and expanding these channels but we may not be successful doing so. If we are successful in increasing our sales through indirect sales channels, we expect that those sales will be at lower per unit prices than sales through direct channels, and revenue we receive for each sale will be less than if we had sold the same product to the customer directly. Selling through indirect channels may also limit our contact with our customers. As a result, our ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered.

      Even if we successfully expand our distribution channels, any new distributors may not have the technical expertise required to market and support our products successfully. If parties do not provide


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adequate levels of services and technical support, our customers could become dissatisfied, we would have to devote additional resources for customer support and our brand name and reputation could be harmed.

      Our strategy of marketing products directly to our customers and indirectly through distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different distributors target the same customers, distributors may also come into conflict with each other. Although we have attempted to manage our distribution channels to avoid potential conflicts, channel conflicts may harm our relationships with existing sales representatives or distributors or impair our ability to attract sales representatives.

OUR FUTURE SUCCESS DEPENDS ON RETAINING OUR KEY PERSONNEL AND ATTRACTING AND RETAINING ADDITIONAL HIGHLY QUALIFIED EMPLOYEES

      Our success depends upon the continued service of our executive officers and other key management and technical personnel, and on our ability to continue to attract, retain and motivate qualified personnel, such as experienced analog circuit designers. The competition for these employees is intense. Most of our employees are employees at-will and we have no fixed term employment agreements with most employees which means that they can terminate their employment at any time. We cannot assure you that we will be able to retain our design engineers, executive officers and other key personnel. The loss of the services of one or more of our design engineers, executive officers or other key personnel or our inability to recruit replacements for these personnel or to otherwise attract, retain and motivate qualified personnel could seriously impede our success.

WE MAY FACE SIGNIFICANT RISKS IN EXPANDING OUR INTERNATIONAL OPERATIONS

      We derive a significant portion of our net sales from international sales, including Asia, which involve a number of additional risks, including the following:

      - impact of possible recessionary environments in economies outside the United States;

      - longer receivables collection periods and greater difficulty in accounts receivable collection;

      - reduced protection for intellectual property rights in some countries;

      -     foreign currency exchange rate fluctuations;

      -     difficulties in staffing and managing foreign operations;

      -     the burdens of complying with a variety of foreign laws; and

      -     political and economic instability.

If our international operations expand, an increasing portion of our revenues will be denominated in foreign currencies, subjecting us to fluctuations in foreign currency exchange rates. We do not currently engage in foreign currency hedging transactions. However, as we continue to expand our international operations, exposures to gains and losses on foreign currency transactions may increase. We may choose to limit our exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. The currency exchange strategy that we adopt may not be successful in avoiding exchange-related losses. In addition, the


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above-listed factors may cause a decline in our future international revenue and, consequently, may harm our business.

WE HAVE ONLY LIMITED PROTECTION FOR OUR PROPRIETARY TECHNOLOGY

      Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. We have obtained some patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive and we cannot assure you that patents will issue from currently pending or future applications or that our existing patents or any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

      We cannot assure you that foreign intellectual property laws will protect our intellectual property rights. Furthermore, we cannot assure you that others will not independently develop similar products, duplicate our products or design around any of our patents. We may be subject to, or may initiate interference proceedings in the patent office, which can demand significant financial and management resources.

WE MAY BECOME SUBJECT TO INFRINGEMENT CLAIMS

      Although we do not believe that our products infringe the proprietary rights of any third parties, we have in the past been subject to infringement claims and third parties might assert infringement claims against us or our customers in the future. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks. Any litigation, regardless of the outcome, could harm our business.

      If it appears necessary or desirable, we may seek licenses to intellectual property that we are allegedly infringing. We may not be able to obtain licenses on acceptable terms. The failure to obtain necessary licenses or other rights could harm our business.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH EXISTING OR NEW COMPETITORS, WE WILL EXPERIENCE FEWER CUSTOMER ORDERS, REDUCED REVENUES, REDUCED GROSS MARGINS AND LOST MARKET SHARE

      We compete in markets that are intensely competitive, and which exhibit both rapid technological changes and continued price erosion. Our competitors include many large domestic and foreign companies that have substantially greater financial, technical and management resources than us. Loss of competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced gross margins, and loss of market share, any of which would affect our operating results and financial condition. To remain competitive, we continue to evaluate our manufacturing operations, looking for additional cost savings and technological improvements. If we are not able to successfully implement new process technologies and to achieve volume production of new products at acceptable yields, our operating results and financial condition may be affected. Our future competitive performance depends on a number of factors, including our ability to:

      - accurately identify emerging technological trends and demand for product features and performance characteristics;


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      -     develop and maintain competitive products;

      - enhance our products by adding innovative features that differentiate our products from those of our competitors;

      -     bring products to market on a timely basis at competitive prices;

      - respond effectively to new technological changes or new product announcements by others;

      -     increase device performance and improve manufacturing yields;

      -     adapt products and processes to technological changes; and

      -     adopt and/or set emerging industry standards.

We cannot assure you that our design, development and introduction schedules for new products or enhancements to our existing and future products will be met. In addition, we cannot assure you that these products or enhancements will achieve market acceptance, or that we will be able to sell these products at prices that are favorable to us.

WE CONFRONT RISKS FROM THE YEAR 2000 ISSUE

        We use a significant number of computer software programs and operating systems in our internal operations, including financial, order management, and manufacturing systems. The inability of computer software programs to accurately recognize and process date codes designating the year 2000 and beyond could cause systems to yield inaccurate results or create problems that interrupt our operations. We did not experience any significant interruption of computer systems during the critical transition from the year 1999 to 2000. Based on tests conducted as part of our Year 2000 compliance program, we do not anticipate any material Year 2000 issues associated with our operations hereinafter. However, potential failures in the computer systems of our suppliers or customers could have an indirect, adverse impact on our operations.

OUR STOCK PRICE HAS BEEN VOLATILE AND COULD CONTINUE TO REMAIN VOLATILE

      The trading price of our common stock has fluctuated in the past and may be significantly affected by a number of factors, including the following:

      -     actual or anticipated fluctuations in our operating results;

      - announcements of technological innovations or new products by us or our competitors;

      - developments with respect to patents, copyrights or proprietary rights;

      -     conditions and trends in the semiconductor or other industries; and

      -     general market conditions.

In addition, the public stock markets have experienced extreme price and trading volume volatility in recent months. This volatility has significantly affected the market prices of securities of many technology


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companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE COULD FACE SECURITIES LITIGATION IF OUR STOCK PRICE REMAINS HIGHLY VOLATILE

      In the past, securities class action litigation has often followed periods of volatility in the market price of a company's securities. We may face securities class action litigation in the future. Any litigation could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

                                  USE OF PROCEEDS

       We will not receive any proceeds from the resale of the common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.


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
                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our shares as of February 6, 2000 and the number of shares which may be offered by the selling stockholders. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold. As of March 6, 2000, there were 21,893,189 shares of common stock outstanding. An asterisk means that the number is less than 1%.

                                      SHARES OWNED BEFORE THE     SHARES OFFERED PURSUANT TO THIS       SHARES OWNED AFTER
                                             OFFERING                       PROSPECTUS                     THE OFFERING
SELLING STOCKHOLDERS                  NUMBER         PERCENT         NUMBER           PERCENT           NUMBER         PERCENT
---------------------                 ------         -------         ------           -------           ------         -------
Manuel Del Arroz                      3,156,521      14.4%          3,156,521         14.4%                0               *
Cyrus Seaver                            200,000         *             200,000            *                 0               *
Traian Micu                             100,000         *             100,000            *                 0               *
Daniel Del Arroz                         95,652         *              95,652            *                 0               *
Edward Morris                            47,826         *              47,826            *                 0               *
                                 ---------------------------------------------------------------------------------------------------
Total:                                3,599,999      16.4%          3,599,999         16.4%

-------------------


      Prior to our acquisition of Calogic, we had an ongoing business relationship with Calogic which consisted of the purchase from and sale to Calogic of some equipment and materials. Additionally, we purchased equipment from Calogic for our new Milipitas facility. Manuel Del Arroz was the President of Calogic during the course of these transactions.

      Manuel Del Arroz, Daniel Del Arroz and Edward Morris acquired their shares in connection with our acquisition of Calogic on November 23, 1999. Pursuant to the terms of a registration rights agreement entered in connection with the acquisition, we agreed to register the shares issued to the Calogic stockholders. The registration rights agreement is provided as Exhibit 4.3. These rights are more fully described in the registration rights agreement.

      Cyrus Seaver and Traian Micu received their shares as a result of our purchase, in a separate transaction, of the minority interests of Alpha Semiconductor, Inc. on November 23, 1999. Alpha Semiconductor, Inc. was a majority owned subsidiary of Calogic. In connection with our issuance of shares to Cyrus Seaver and Traian Micu we agreed to include the shares in the registration rights agreement.

      Manuel Del Arroz and Cyrus Seaver are presently employed by us.

      The acquisition of Calogic was accounted for using the pooling-of-interests method of accounting. The acquisition of the minority interests of Alpha Semiconductor, Inc. was accounted for using the purchase method of accounting.

General

      Each of the selling stockholders represented to us that he was acquiring the shares from us without any present intention of effecting a distribution of those shares. In recognition of the fact that the selling stockholders may want to be able to sell their shares when they consider appropriate, we agreed to file with the Securities and


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
Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time and to use its commercially reasonable efforts to keep the registration statement effective until the earlier of November 23, 2000 or such period as is required to satisfy our obligations under the registration rights agreement. We will prepare and file such amendments and supplements to the registration statement as may be needed to keep it effective as necessary.

      We have agreed to pay all expenses in connection with the registration and resale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders). We will indemnify the selling stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the registration statement or any omission of a material fact required to be stated, unless the statement or omission was made in reliance upon written information furnished to us by the selling stockholders. Similarly, the registration rights agreement provides that each selling stockholder will indemnify us and our officers and directors for any losses incurred by us in connection with any action arising from any untrue statement of material fact in the registration statement or any omission of a material fact required to be stated, if the statement or omission was made in reliance on written information furnished to us by the selling stockholder.

      To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


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
                              PLAN OF DISTRIBUTION

      The shares offered in this prospectus may be sold from time to time by the selling stockholders for their own accounts. We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commission or other charges and expenses incurred in the resale of the shares.

      The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation or other transfer, may sell the shares covered by this prospectus. The selling stockholders may sell the shares offered by this prospectus from time to time at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The shares may be sold by one or more of the following means:

      - one or more block trades in which a broker or dealer will attempt to sell all or a portion of the shares held by the selling stockholders as agent or principal;

      - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

      - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

      -     in negotiated transactions; and

      -     through other means.

The selling stockholders may effect sales at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect sales by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholders and/or purchasers of the shares. Under the federal securities laws, any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation.

      We intend to maintain the effectiveness of this prospectus until November 23, 2000 or such period as is required to satisfy our obligations under the registration rights agreement between us and Calogic. We may suspend the selling stockholders' rights to resell shares under this prospectus.

      We will inform the selling stockholders that the antimanipulation rules under Section 16 of the Securities Exchange Act may apply to sales in the market and will furnish the selling stockholders with a copy of these rules if the stockholders request them. We will also inform the selling stockholders that they need to deliver a copy of this prospectus to the buyer when they sell shares.

      Our common stock is quoted on the Nasdaq National Market under the symbol "SIPX." On March 22, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $36 per share.


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
                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission You may read and copy any document we file at the public reference facilities, maintained by the Securities and Exchange Commission:

          Judiciary Plaza                   Citicorp Center                      Seven World Trade Center
          Room 1024                         5000 West Madison Street             13th Floor
          450 Fifth Street, N.W.            Suite 1400                           New York, New York  10048
          Washington, D.C.  20549           Chicago, Illinois  60661

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330, Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 000-27892):

      1.    Our Annual Report on Form 10-K for the year ended December 31,
            1999; and

      2. The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's registration statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act and incorporating by reference the information contained in the Registrant's Registration Statement on Form S-1 (SEC File No. 333-1328).

      We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.

       Requests for copies of this information should be directed to Investor Relations, SIPEX Corporation, 22 Linnell Circle, Billerica, Massachusetts 01821; telephone number (978) 667-8700.

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

      Our consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

      The report of KPMG LLP covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the consolidated financial statements as of December 31, 1998 and for the two-year period then ended, have been restated to reflect a pooling-of-interests transaction with Calogic. The 1999 and 1998 financial statements of Calogic were audited by Sallman, Yang & Alameda and the report of KPMG LLP, insofar as it relates to the amounts included for Calogic as of December 31, 1998 and for each of the years in the two-year period then ended, is based solely on the report of Sallman, Yang & Alameda. The report of Sallman, Yang & Alameda is also incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

================================================================================

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not a offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer solicitation is unlawful.

                             -------------------------

                                 TABLE OF CONTENTS

                                                            PAGE
Summary..........................................             1
Risk Factors.....................................             2
Use of Proceeds..................................             9
Selling Stockholders.............................            10
Plan of Distribution.............................            12
Where You Can Find More Information..............            13
Incorporation of Certain Information
 by Reference....................................            13
Legal Matters....................................            14
Experts..........................................            14





                                3,599,999 SHARES



                                SIPEX CORPORATION


                                  COMMON STOCK






                             -----------------------

                                   PROSPECTUS

                                  March 31, 2000

                            ------------------------





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